Exhibit 99.1

Maven Announces $23.1 million Private Placement

Move frees Maven to invest in significant growth opportunities

NEW YORK, July 3, 2019 /BusinessWire/ -- Maven (TheMaven, Inc., OTC: MVEN, maven.io) today announced it has raised $23.1 million from several accredited investors in a private placement of 23,100 shares of its Series I Convertible Preferred Stock, initially convertible into 46.2 million shares of Maven’s common stock.

Net proceeds from the offering, approximately $21.7 million, are intended to be used by Maven to partially repay a previously announced Amended and Restated 12.0% Senior Secured Note, due June 14, 2022, in the aggregate principal amount of $68,000,000 and to pay related fees. B. Riley FBR, Inc., a full service investment bank and wholly-owned subsidiary of B. Riley Financial, Inc (NASDAQ:RILY), acted as placement agent for the financing.

Addressing this debt is intended to help the company focus on new projects, such as the recently announced agreements to acquire TheStreet, Inc. (Nasdaq: TST, www.t.st) and to license and operate the Sports Illustrated media business.

All of the shares of Series I Convertible Preferred Stock will automatically convert into shares of common stock when an amendment to Maven’s Certificate of Incorporation authorizing sufficient new shares of common stock is filed with and accepted by the State of Delaware.

For more detailed information of the transaction, please view the 8K filing here.

About Maven

Maven (maven.io) is a coalition of Mavens, from individual thought-leaders to world-leading independent publishers, operating on a shared digital publishing, advertising, and distribution platform and unified under a single media brand. Based in Seattle, Maven is publicly traded under the ticker symbol MVEN.

Contact: Doug Smith, Chief Financial Officer, theMaven, Inc., ir@maven.io